Exhibit 107.1
Calculation of Filing Fee Tables

Form S-8
(Form Type)

Shockwave Medical, Inc.
(Exact Name of Registrant as Specified in its Charter)

Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(4)	Maximum Aggregate Offering Price(4)	Fee Rate	Amount of Registration Fee(5)
Equity	Common stock, par value $0.001 per share	Rule 457(c) and Rule 457(h)	1,087,066(2)	$188.65	$205,075,001	0.00011020	$22,600
Equity	Common stock, par value $0.001 per share	Rule 457(c) and Rule 457(h)	362,355(3)	$160.36	$58,107,248	0.00011020	$6,404
Total Offering Amounts					$263,182,249		$29,004
Total Fee Offsets(6)							—
Net Fee Due							$29,004

(1)    Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 shall cover any additional shares of common stock, $0.001 par value per share (“Common Stock”) of the Registrant that become issuable under the Employee Stock Purchase Plan (the “ESPP”) and the 2019 Equity Incentive Plan (the “2019 Plan”) by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of the outstanding shares of Common Stock.
(2)    Represents 1,087,066 shares of Common Stock that were automatically added to the shares reserved for issuance under the 2019 Plan on January 1, 2023, pursuant to the provision of the 2019 Plan providing for an annual automatic increase in the number of authorized shares reserved and available for issuance under the 2019 Plan.
(3)    Represents 362,355 shares of Common Stock that were automatically added to the shares reserved for issuance under the ESPP on January 1, 2023, pursuant to the provision of the ESPP providing for an annual automatic increase in the number of authorized shares reserved and available for issuance under the ESPP.
(4)    Estimated under Rules 457(c) and (h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of the average of the high and low prices of the Common Stock on February 21, 2023, as reported by the Nasdaq Global Select Market. Under the ESPP, the purchase price of a share of Common Stock is equal to 85% of the fair market value of the Common Stock on the offering date or the purchase date, whichever is less.
(5)    Rounded up to the nearest cent.
(6)    The Registrant does not have any fee offsets.